Exhibit 10.32

[PFC Letterhead]

October 27, 2004

R. Carl Palmer Jr.

741 Azalea Street

Boca Raton, FL 33486

Dear Carl:

This letter agreement is to record the additional agreements, arrangements and understandings relating to the payments that you will be entitled to receive in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and between The South Financial Group, Inc. (“TSFG”) and Pointe Financial Corporation (“PFC”), dated October 27, 2004.  The agreements, arrangements and understandings contained herein amend the Employment Protection Agreement between you, PFC and Pointe Bank (the “Bank”), dated as of July 23, 2004 (the “EP Agreement”).  The commitments contained in the amendments set forth in this letter agreement are subject to the consummation of the transactions contemplated by the Merger Agreement.  In the event the merger is not completed on or before September 30, 2005, this letter agreement will be null and void.  All terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

1.

The title to Section 2 of the EP Agreement is hereby amended to read as follows:

2.

Payments in Connection with a Change in Control

2.

Section 2(a) of the EP Agreement is hereby amended to read as follows:

“(a)

If during the term of this Agreement there is a “Change in Control” (as defined below), the following shall apply:

(i)

Concurrently with such Change in Control, the Employers, or its successor in interest, shall pay to the Employee a lump sum cash payment equal to the sum of:

(A)

2.0 multiplied by the Employee’s annual base salary from the Employers in effect immediately before the Change in Control; and

(B)

2.0 multiplied by the greater of (1) the average award paid or payable to the Employee under the Annual Incentive Plan with respect to the previous three full fiscal years; or (2) the Employee’s target award under the Annual Incentive Plan for the current fiscal year; and

(C)

2.0 multiplied by the greater of (1) the average award paid or payable to the Employee under the Long Term Incentive Plan and/or the Shareholder Value Plan with respect to the previous three full fiscal years; or (2) 200 percent of the Employee’s target award under the most recent plan implemented by the Boards of Directors of the Employers under the Long Term Incentive Plan.

(ii)

For any benefit under the Pointe Financial Corporation Annual Incentive Plan, the Pointe Financial Corporation Long Term Incentive Plan, the Pointe Financial Corporation Shareholder Value Plan, the Pointe Financial Corporation Savings Plan and Trust or the Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan, in which the Employee was entitled to participate, to the extent permissible under such plan and applicable law, any benefit not previously paid shall be paid in a lump sum, any benefit not previously vested shall become fully vested, any benefit not previously exercisable shall become fully exercisable, and any benefit subject to restrictions or risk of forfeiture shall be free of all such restrictions and fully vested in Employee.

In consideration for the payments under this Section 2(a), Employee shall execute a General Release, in the form attached hereto as “Exhibit A,” acknowledging that payments under this Section 2(a) shall be in lieu of any amount that they may be otherwise owed to the Employee as damages for the Employee’s employment through the Effective Time (as such term is defined in the Agreement and Plan of Merger by and between The South Financial Group, Inc. and Pointe Financial Corporation, dated October 27, 2004) and releasing Employers, their affiliates and related parties from all claims, rights and liabilities of every kind, whether or not known now to exist, which Employee ever had or may have arising out of Employee’s employment with the Employers or termination of that employment.  Payments under this Section 2(a) shall not be reduced by any compensation which the Employee may receive from employment with the Employers or with another employer after termination of the Employee’s employment with the Employers.  No payment hereunder shall affect the Employee’s entitlement to any vested retirement benefits.”

3.

Sections 2(b) of the EP Agreement is hereby deleted, but all Sections following shall not be renumbered.

4.

Section 2(f) of the EP Agreement is hereby amended to read as follows:

(f)

Notwithstanding any other provision in this Agreement, this Agreement shall terminate upon (1) Employee’s termination of employment by Employer with Cause or (2) Employee’s death prior to a Change in Control and no payments shall be made under Section 2(a).

5.

The title of Exhibit A to the EP Agreement is hereby amended to read as “General Release”.

6.

Section 1 of Exhibit A to the EP Agreement is hereby deleted, but all Sections following shall not be renumbered.

7.

The first paragraph of Section 2 of Exhibit A to the EP Agreement is hereby amended to read as follows:

“2.

Change of Control Benefits:  If you sign this Agreement and comply with its terms, we will provide you with the following benefits pursuant to your Employment Protection Agreement, dated July 23, 2004, as amended October 27, 2004:”

8.

Sections 2.b. and 2.c. of Exhibit A to the EP Agreement are hereby deleted, but all Sections following shall not be renumbered.

9.

The first sentence of Section 3.a. of Exhibit A to the EP Agreement is hereby amended to read as follows:

“3.

Waiver and Release:

a.

In exchange for the Change of Control Benefits promised to you in the Employment Protection Agreement and hereunder, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Employers and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with the Employers through to the Effective Time (as such term is defined in the Agreement and Plan of Merger by and between The South Financial Group, Inc. and Pointe Financial Corporation, dated October 27, 2004).”

10.

Section 6 of Exhibit A to the EP Agreement is hereby deleted, but all Sections following shall not be renumbered.

11.

The last sentence of Section 7 of Exhibit A to the EP Agreement is hereby deleted.

Please sign below to indicate your acknowledgement and acceptance of the agreements set forth herein.

Very truly yours,

By:	/s/ JEAN MURPHY-ENGLER
Name: Jean Murphy-Engler
Title: Executive Vice President and Chief Operating Officer

Acknowledged and Accepted

R. Carl Palmer, Jr.

By: /s/ R. CARL PALMER, JR.